                                                                    EXHIBIT 23.3

                   [KPMG REVISEURS D'ENTREPRISES LETTERHEAD]



TO THE BOARD OF DIRECTORS OF PETROFINA S.A.

We consent to the inclusion in the registration statement on Form F-4 of PetroFina S.A. of our report dated March 20, 1998, with respect to the balance sheets of Fina Raffinaderij Antwerpen N.V. as of December 31, 1997, 1996 and 1995, and the related statements of income for each of the years in the three-year period ended December 31, 1997 and to the reference to our firm under the heading "Experts" in the registration statement.


Antwerp, Belgium
July 13, 1998

Klynveld Peat Marwick Goerdeler Reviseurs d'Entreprises
Represented by


/s/ G. M. TIMMERMAN

G. M. Timmerman